EXHIBIT 3.3


                              ARTICLES OF AMENDMENT
                           TO THE AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                             US DATA AUTHORITY, INC.

      US Data Authority, Inc., a corporation organized and existing under the laws of the State of Florida (the "Company"), bearing Document No. P96000067477, DOES HEREBY CERTIFY THAT:

      WHEREAS, the Company filed its Amended and Restated Articles of Incorporation on June 23, 2000 (the "Articles of Incorporation"); and

      WHEREAS, pursuant to the authority contained in its Articles of Incorporation, and in accordance with Section 607.0602 of the Florida Business Corporation Act, the Board of Directors duly adopted the Articles of Amendment to the Articles of Incorporation pursuant to written consent dated March 2, 2001 (the "First Amendment"), whereby Two Million (2,000,000) out of the Thirty Million (30,000,000) shares of preferred stock authorized in the Articles of Incorporation were designated as Class A Convertible Preferred Stock, having the powers, preferences, rights, qualifications, limitations or restrictions as set forth in the First Amendment; and

      WHEREAS, the Company's Board of Directors deems it to be in the best interest of the Company to (i) increase the number of shares of preferred stock designated as Class A Convertible Preferred Stock to Twenty-two Million (22,000,000), (ii) rename such class as "Series A Convertible Preferred Stock" and (iii) fix the automatic conversion date of each of the shares of the Series A Convertible Preferred Stock.

      NOW, THEREFORE:

I. Article III, Section D(1) of the Company's Articles of Incorporation, as amended by the First Amendment, is hereby deleted in its entirety and amended and restated to read as follows:

                     "SERIES A CONVERTIBLE PREFERRED STOCK

      1. Designations and Amounts. Twenty-two Million (22,000,000) shares of the Company's authorized preferred stock are designated as Series A Convertible Preferred Stock, par value $1.00 per share ("Preferred Stock")."

II. Article III, Section D(6)(a) of the Company's Articles of Incorporation, as amended by the First Amendment, is hereby deleted in its entirety and amended and restated to read as follows:


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      "6.   Conversion of Preferred Stock into Common Stock. The Preferred Stock shall have the following conversion rights:

(a) Automatic Conversion.

            (i) Each share of Preferred Stock issued on or before December 31, 2001, shall be automatically converted into one (1) share of the Company's common stock, par value $.02 per share ("Common Stock"), on February 15, 2004.

            (ii) Each share of Preferred Stock issued after December 31, 2001, shall be automatically converted into one (1) share of the Common Stock on April 29, 2005."

      IN WITNESS WHEREOF, a duly authorized officer of the Company has executed these Articles of Amendment this 17th day of May, 2002.

                                      US DATA AUTHORITY INC.

                                      /s/ Dominick F. Maggio
                                      ------------------------------------------
                                      By:  Dominick F. Maggio
                                      Its: President and Chief Executive Officer


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